Exhibit 99.1

Dreams, Inc. Announces Nine Months and Quarterly Financial Results

Nine month revenue increased 23.3% to $46.6 million

Quarterly revenue increased 14.4% to $14.4 million

PLANTATION, FL, November 14, 2008 – Dreams, Inc. (AMEX:DRJ) announced today its nine-month and quarterly financial results for the period ended September 30, 2008. For the nine-months ended September 30, 2008, Dreams, Inc.’s (“Dreams”) total revenues increased 23.3% to $46.6 million, versus $37.7 million reported for the nine- months ended September 30, 2007. For the quarter, revenues rose 14.4% to $14.4 million compared to $12.5 million in the same quarter last year. Net losses for the nine- months ended September 30, 2008 were $2.7 million, versus $2.1 million in net losses for the same period in 2007. Net losses for the quarter ended September 30, 2008 were $1.3 million, versus $784,000 in net losses for the same quarter last year.

“We continue to experience meaningful revenue growth primarily through on-line retail, stated Ross Tannenbaum, President & CEO of Dreams, Inc. “While we are seeing some of the impact from the economic headwinds, we believe we will deliver a solid holiday quarter to complete the year due to increasing our revenue-producing footprint. Specifically, web syndication services, holiday FansEdge stores, Star Struck & FansEdge catalogues, an out-bound VIP call center and the Samsung deal with www.Mountedmemories.com

“In analyzing our retail segment, overall retail revenues grew at 23.4% for the nine-months ended September 30, 2008 with $33.3 million in revenues, versus $27.0 million in revenues for the same period last year. This segment has accounted for $2.6 million in operating losses for the nine-months ended September 30, 2008, versus operating losses of $1.4 million for the same period last year. Several factors influencing the results for this segment were the additional expenses associated with the launching of our web syndication services, our FansEdge store model, and the move into a substantially larger facility (207,000 sq.ft.) to support our Internet growth.

“The increase in our retail revenues is from our on-line retail being up an impressive 39.4% to $23.0 million for the nine-months ended September 30, 2008, versus $16.5 million in revenues for the same period last year. On-line retail remains our most successful growth area and core focus with the investments made over the previous few years in our proprietary e-commerce platform, and our web syndication services introduced earlier this year.

“Off-line revenues generated from our Field of Dreams® and FansEdge stores were down slightly at $10.3 million for the nine-months ended September 30, 2008, versus $10.5 million for the same period last year. We have witnessed the impact of the slowing economy in Las Vegas since the beginning of the year, specifically, the fall-off in traffic and spending at the luxurious Caesars Forum Shops. Our flagship Field of Dreams store along with 365 Live operate from this venue and are responsible for $1.5 million in lower revenues for the nine-months ended September 30, 2008, versus the same period last year. Excluding this Caesars Forum Shops phenomenon, same store sales are even.”

“For the quarter ended September 30, 2008, retail revenues increased 19.3% to $11.1 million, versus $9.3 million for the same quarter last year. These results accounted for a $1.0 million operating loss for the quarter ended September 30, 2008, versus a small operating profit of $52,000 for the same quarter last year. During the period, we were required to book a six-figure non-cash P & L expense associated with the signing of our new lease for the facility that houses our Internet division, along with incurring additional expenses associated with the expansion of our FansEdge store model.

“The increase in retail revenues for the quarter was a result of our on-line retail revenues up an impressive 36% to $7.6 million for the quarter ended September 30, 2008, versus $5.6 million for the same quarter last year. Even with consumer spending down across all retail sectors, we continue to see increased sales activity for our on-line retail.

“Off-line retail revenues generated through our Field of Dreams® and FansEdge stores were down 8% to $3.4 million, from $3.7 million during the same quarter last year. Again, the Caesars Forum Shops operations represented a reduction of $500,000 in sales for the quarter ended September 30, 2008, versus the same quarter last year. Excluding this result, same store sales were up 6%.

“We were encouraged with the early success of our FansEdge store that opened in June 2008 (nearly $300,000 in sales for the first 4 months), and consequently, now boast (5)-five additional FansEdge stores in the greater Chicago market. These new stores will provide store contributions in our fourth quarter as (3) three of the stores opened towards the end of September, with the remaining (2) two, not opened until October 2008. To date, these stores have gained traction in their markets and are producing solid results.”

“Our manufacturing and distribution revenues increased 28% to $12.8 million in the nine-months ended September 30, 2008, versus $10.0 million during the same nine months in 2007. Operating profits for this segment increased 66% to $776,000 for the nine-months ended September 30, 2008, versus operating profits of $467,000 for the same period last year.

“For the quarter ended September 30, 2008, manufacturing/distribution revenues were up slightly with $3.2 million in revenues this quarter, versus $3.1 million in revenues for the same period last year. Operating losses of $318,000 were experienced for this segment for the quarter ended September 30, 2008, versus a small operating profit of $43,000 for the same period last year. Some of the key dynamics influencing the quarter results for this segment were, the timing of product shipments for work completed in the quarter that did not ship until after September 30, 2008; the re-location of our Chicago based sports memorabilia division into our new 207,000 square foot facility in Northbrook, Illinois had their operations down approximately one-month in the period and slightly thinner margins at our main sports memorabilia division.

“Although the current retail environment has been challenging, we were pleased with the strategic investments made in executing our multi-channel strategy with the successful opening of (5) FansEdge stores in the greater Chicago market; the on-going successful marketing of our Web Syndication services, which presently counts some (34) thirty-four sites as clients; completing the acquisition of the sports licensed products catalog company Starstruck/Proteam, and FansEdge.com going global.

“We will manage ourselves accordingly during this slower time as we are scalable and ensure that we are well positioned to leverage each of our assets to the fullest as the environment improves,” concluded Tannenbaum.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,
	2008	2007	2008	2007
Revenues:
Manufacturing/Distribution	$12,774	$9,979	$3,168	$3,068
Retail	33,305	26,970	11,054	9,278
Other	500	809	178	238

Total Revenues	$46,579	$37,758	$14,400	$12,584
Expenses:
Cost of sales-mfg/distribution	$7,386	$5,984	$1,921	$1,872
Cost of sales-retail	18,121	15,111	5,935	5,076
Operating expenses	24,034	18,826	8,230	6,409
Depreciation and amortization	905	736	364	275

Total Expenses	$50,446	$40,657	$16,450	$13,632

(Loss) before interest and taxes	(3,867)	(2,899)	(2,050)	(1,048)
Interest expense, net	645	569	273	194
Other expense	104	125	35	38

(Loss) before income taxes	(4,616)	(3,593)	(2,358)	(1,280)
Income tax benefit	1,869	1,490	1,004	496

Net (loss)	$(2,747)	$(2,103)	$(1,354)	$(784)

(Loss) per share:
Basic: (Loss) per share	$(0.07)	$(0.06)	$(0.04)	$(0.02)
Weighted avg shares outstanding – Basic	37,551,403	37,049,938	37,533,238	37,436,616

Diluted: (Loss) per share	$(0.07)	$(0.06)	$(0.04)	$(0.02)
Weighted avg shares outstanding – Diluted	37,709,494	37,366,230	37,662,780	37,686,228

DREAMS, INC. trades under the ticker symbol “DRJ” on the American Stock Exchange.

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams Inc.:

Boardroom Communications

Caren Berg or Jennifer Clarin

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com

###

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

4